Exhibit 99.1

The Hanover Reports Third Quarter Net Income of $1.22 per Diluted Share;

Operating Income(1) of $1.06 per Diluted Share;

Combined Ratio of 98.2%, including Catastrophe Impact of 7.4 points

WORCESTER, Mass., October 29, 2014 - The Hanover Insurance Group, Inc. (NYSE: THG) today reported net income of $54.9 million, or $1.22 per diluted share, for the third quarter of 2014, compared to net income of $61.3 million, or $1.37 per diluted share, in the prior-year quarter. Operating income was $47.7 million, or $1.06 per diluted share, in the third quarter of 2014, compared to $60.9 million, or $1.36 per diluted share, in the prior-year quarter.

Third Quarter Highlights

•	Operating income before taxes, excluding catastrophes, increased by 27% to $175 million(2)

•	Combined ratio of 98.2%; combined ratio, excluding catastrophes, of 90.8%(3)

•	Catastrophe losses of $88.1 million, or 7.4 points of the combined ratio, including unusually large catastrophe activity in Michigan

•	Net premiums written of $1.2 billion, up 5.3%, driven by growth in all three main business segments

•	Strong price increases in Commercial and Personal Lines continued in the third quarter

•	Net investment income of $67.5 million

•	Repurchased 226,000 common shares for approximately $14 million, at an average price of $60.82 per share

•	Book value per share of $63.37, up 6.6% from December 31, 2013, and down 0.4% from June 30, 2014, reflecting fluctuations in net unrealized investment gains in the quarter

	Three months ended September 30		Nine months ended September 30
(In millions, except per share data)	2014	2013	2014	2013
Net premiums written	$1,244.8	$1,181.9	$3,693.3	$3,501.2
Operating income	47.7	60.9	153.1	167.6
per diluted share	1.06	1.36	3.41	3.73
Net income	54.9	61.3	192.1	180.9
per diluted share	1.22	1.37	4.28	4.03
Net investment income	67.5	65.7	201.5	200.9
Book value per share	$63.37	$58.43	$63.37	$58.43
Ending shares outstanding	43.7	43.6	43.7	43.6
Combined ratio	98.2%	96.0%	97.7%	96.8%
Combined ratio, excluding catastrophes	90.8%	93.3%	92.0%	93.4%

(1)	See information about this and other footnotes throughout this press release on the final pages of this document and the disclosure on the use of non-GAAP financial measures under the heading “Forward-Looking Statements and Non-GAAP Financial Measures.”

“We are very pleased with our third quarter results and underlying business trends, which produced operating income of $1.06 per share,” said Frederick H. Eppinger, president and chief executive officer at The Hanover. “The strength of our earnings this quarter, particularly in light of higher-than-expected catastrophe losses, demonstrates that our company is more resilient than ever before and is well-positioned to profitably grow despite industry headwinds.

“We delivered significant underlying improvement in domestic businesses and strong results from Chaucer, which together drove a 2.5-point improvement in our ex-catastrophe combined ratio. Net premiums written increased by 5%, reflecting solid growth in all of our business segments. We are especially encouraged by the continued growth momentum in Personal Lines, since growth of almost 2% was driven by strong new business writings and rate increases, which outpaced tapering exposure management actions. Growth in Commercial Lines and at Chaucer was robust and in line with our expectations.

“Additionally, we achieved solid pricing increases with 7% in Core Commercial and 6% in Personal Lines, with improved retention, a testament to the effectiveness of our unique value proposition and relationships with top independent agents and brokers.

“Book value per share increased to $63.37, up almost 7% year-to-date, and return on equity was 8% in the quarter after withstanding higher-than-expected catastrophe losses. We have continued confidence that we’ll achieve our financial goals as we progress toward top quartile performance,” Eppinger said.

Third Quarter Operating Highlights

Commercial Lines

Commercial Lines operating income before taxes was $43.1 million in the quarter, compared to $38.5 million in the third quarter of 2013. The Commercial Lines combined ratio was 98.7%, compared to 99.2% in the prior-year quarter. Catastrophe losses were $20.4 million, or 3.9 points of the combined ratio, compared to $8.5 million, or 1.7 points, in the prior-year quarter. Third quarter 2014 results also reflected net unfavorable prior-year reserve development of $1.1 million, or 0.2 points of the combined ratio, compared to net unfavorable reserve development of $2.3 million, or 0.5 points, in the third quarter of 2013.

Commercial Lines current accident year combined ratio, excluding catastrophe losses(4), improved by more than 2 points to 94.6%, compared to 97.0% in the prior-year quarter. The improvement was attributed to more favorable loss experience due to rate and profit improvement actions in most lines. This was partially offset by more normal large loss activity in the commercial multi-peril line in the third quarter of 2014, compared with a lower-than-usual incidence of large losses in the prior-year quarter.

Net premiums written were $576.6 million in the quarter, up 8.7% from the prior-year quarter, driven by growth in nearly all lines.

The following table summarizes premiums and the components of the combined ratio for Commercial Lines:

$ in millions	Three months ended September 30		Nine months ended September 30
	2014	2013	2014	2013
Net premiums written	$576.6	$530.5	$1,656.9	$1,535.6
Net premiums earned	521.9	492.7	1,552.2	1,455.1
Operating income before taxes	43.1	38.5	103.4	97.7
Loss and LAE ratio	61.6%	61.8%	63.4%	62.8%
Expense ratio(5)	37.1%	37.4%	36.9%	37.7%

Combined ratio	98.7%	99.2%	100.3%	100.5%

Combined ratio, excluding catastrophe losses	94.8%	97.5%	95.3%	98.4%
Current accident year combined ratio, excluding catastrophe losses	94.6%	97.0%	95.1%	98.2%

Personal Lines

Personal Lines operating income before taxes was $6.7 million in the quarter, compared to $37.7 million in the third quarter of 2013. The Personal Lines combined ratio was 102.8%, compared to 94.3% in the prior-year quarter. Catastrophe losses were $51.6 million, or 14.6 points of the combined ratio in the third quarter of 2014, primarily driven by unusually large catastrophe activity in Michigan. This compares to $10.3 million, or 2.8 points, in catastrophe losses experienced in the prior-year quarter. Third quarter 2014 results also reflected net favorable prior-year reserve development of $0.7 million, or 0.2 points of the combined ratio, compared to net unfavorable reserve development of $2.1 million, or 0.6 points, in the third quarter of 2013.

Personal Lines current accident year combined ratio, excluding catastrophe losses, was 88.4%, compared to 90.9% in the prior-year quarter. The improvement was attributed to more favorable loss experience due to rate and underwriting actions in both auto and homeowners lines, as well as a favorable comparison to heavier-than- usual large losses in the homeowners line in the third quarter of 2013.

Net premiums written were $379.1 million in the quarter, up 1.7% compared to the prior-year quarter due to rate increases and higher new business levels, somewhat offset by planned exposure and mix management initiatives.

The following table summarizes premiums and the components of the combined ratio in Personal Lines:

$ in millions	Three months ended September 30		Nine months ended September 30
	2014	2013	2014	2013
Net premiums written	$379.1	$372.9	$1,069.1	$1,085.1
Net premiums earned	353.0	363.4	1,053.5	1,098.9
Operating income before taxes	6.7	37.7	51.0	88.1

Loss and LAE ratio	74.9%	66.8%	71.9%	69.4%
Expense ratio	27.9%	27.5%	28.0%	27.3%

Combined ratio	102.8%	94.3%	99.9%	96.7%

Combined ratio, excluding catastrophe losses	88.2%	91.5%	90.7%	91.8%
Current accident year combined ratio, excluding catastrophe losses	88.4%	90.9%	91.1%	90.8%

Chaucer

Chaucer’s operating income before taxes was $39.4 million in the quarter, compared to $32.4 million in the third quarter of 2013. Chaucer’s combined ratio was 91.8%, compared to 92.3% in the prior-year quarter. Catastrophe losses were $16.1 million, or 5.2 points of the combined ratio, compared to $11.8 million, or 4.4 points, in the prior-year quarter. Third quarter 2014 results also reflected net favorable prior-year reserve development of $22.6 million, or 7.3 points of the combined ratio, compared to $27.8 million, or 10.3 points, in the third quarter of 2013.

Chaucer’s current accident year combined ratio, excluding catastrophe losses, was 93.9%, compared to 98.2% in the prior-year quarter. The improvement was driven by lower large losses in the third quarter of 2014, primarily in the marine line.

Net written premiums were $289.1 million in the quarter, up 3.8% over the prior-year quarter, primarily driven by growth in the Casualty and Other line, following the expansion of our casualty underwriting team in late 2013.

The following table summarizes premiums and the components of the combined ratio in the Chaucer segment:

$ in millions	Three months ended September 30		Nine months ended September 30
	2014	2013	2014	2013
Net premiums written	$289.1	$278.5	$967.3	$880.5
Net premiums earned	309.1	268.6	916.0	755.8
Operating income before taxes	39.4	32.4	126.7	110.2

Loss and LAE ratio	54.8%	55.4%	53.3%	52.2%
Expense ratio	37.0%	36.9%	37.3%	37.4%

Combined ratio	91.8%	92.3%	90.6%	89.6%

Combined ratio, excluding catastrophe losses	86.6%	87.9%	87.7%	86.0%
Current accident year combined ratio, excluding catastrophe losses	93.9%	98.2%	95.5%	95.5%

Investments

Net investment income was $67.5 million for the third quarter of 2014, compared to $65.7 million in the prior-year period. The increase is primarily due to the impact of investing higher operating cash flows, partially offset by the impact of lower new money yields. The average pre-tax earned yield on fixed maturities was 3.68% and 3.99% for the quarters ended September 30, 2014 and 2013, respectively.

Net realized investment gains were $4.9 million in the third quarter of 2014, primarily resulting from the sales of equity and fixed maturity securities, compared to $1.0 million in the third quarter of 2013, which included $2.1 million of impairment charges.

The company held $8.5 billion in cash and invested assets at September 30, 2014.

Fixed maturities and cash represented 91% of the investment portfolio. Approximately 94% of the fixed maturity portfolio is rated investment grade. Net unrealized investment gains decreased $67.9 million during the third quarter of 2014, to $292.8 million at September 30, 2014, from $360.7 million at June 30, 2014. During the first nine months of 2014, net unrealized investment gains increased $70.5 million. The change in net unrealized investment gains for the quarter and the year resulted from general volatility in prevailing interest rates, credit spreads and equity markets.

Capitalization and Shareholders’ Equity

Book value per share was $63.37, up 6.6% from December 31, 2013, driven by earnings accretion and an increase in net unrealized gains on the investment portfolio. Book value was down 0.4% from June 30, 2014, reflecting fluctuations in net unrealized investment gains in the quarter.

During the quarter, the company repurchased approximately 226,000 shares of common stock for $13.8 million, at an average share price of $60.82. On October 28, the company had approximately $117 million of capacity remaining under its $600 million share repurchase program.

Earnings Conference Call

The Hanover will host a conference call to discuss its third quarter results on Thursday, October 30, at 10:00 a.m. Eastern Time. A PowerPoint slide presentation will accompany the prepared remarks and has been posted on The Hanover Web site. Interested investors and others can listen to the call and access the presentation through The Hanover’s Web site, located at www.hanover.com, in the “About Us-Investors” section. Investors may access the conference call by dialing 877-280-4953; if calling internationally, please dial 857-244-7310; conference code: 64717067. Web-cast participants should go to the Web site 15 minutes early to register, download, and install any necessary audio software. A re-broadcast of the conference call will be available on this Web site approximately two hours after the call.

Financial Supplement

The Hanover’s third quarter earnings news release and financial supplement are available in the “Investors” section of the company’s Web site at www.hanover.com.

The Hanover Insurance Group, Inc.

Condensed Consolidated Balance Sheet

	September 30,	December 31,
$ in millions	2014	2013
Assets
Total investments	$8,023.6	$7,593.3
Cash and cash equivalents	509.6	486.2
Premiums and accounts receivable, net	1,493.6	1,324.6
Reinsurance recoverable on paid and unpaid losses and unearned premiums	2,379.6	2,335.0
Other assets	1,553.8	1,639.6

Total assets	$13,960.2	$13,378.7

Liabilities
Loss and loss adjustment expense reserves	$6,435.0	$6,231.5
Unearned premiums	2,701.7	2,515.8
Debt	903.4	903.9
Other liabilities	1,148.2	1,133.0

Total liabilities	11,188.3	10,784.2

Total shareholders’ equity	2,771.9	2,594.5

Total liabilities and shareholders’ equity	$13,960.2	$13,378.7

Condensed Consolidated Income Statement

	Three months ended		Nine months ended
	September 30		September 30
$ in millions	2014	2013	2014	2013
Revenues
Premiums earned	$1,184.0	$1,124.7	$3,521.7	$3,309.8
Net investment income	67.5	65.7	201.5	200.9
Total net realized investment gains	4.9	1.0	31.5	22.8
Fees and other income	9.2	10.4	27.8	31.2

Total revenues	$1,265.6	$1,201.8	$3,782.5	$3,564.7

Losses and expenses
Losses and loss adjustment expenses	755.6	695.9	2,231.6	2,071.4
Amortization of deferred acquisition costs	260.0	243.9	773.3	719.1
Interest expense	16.3	16.6	48.9	48.7
Other operating expenses	158.4	159.3	473.6	484.6

Total losses and expenses	$1,190.3	$1,115.7	$3,527.4	$3,323.8

Income from continuing operations before income taxes	75.3	86.1	255.1	240.9
Income tax expense	20.3	24.8	62.9	60.1

Income from continuing operations	55.0	61.3	192.2	180.8
Discontinued operations	(0.1)	0.0	(0.1)	0.1

Net income	$54.9	$61.3	$192.1	$180.9

The following is a reconciliation from operating income to net income:

	Three months ended September 30				Nine months ended September 30
(In millions, except per share data)	2014		2013		2014		2013
	$ Amount	Per Share Diluted	$ Amount	Per Share Diluted	$ Amount	Per Share Diluted	$ Amount	Per Share Diluted
Operating income (loss) before interest expense and income taxes:
Commercial Lines	$43.1		$38.5		$103.4		$97.7
Personal Lines	6.7		37.7		51.0		88.1
Chaucer	39.4		32.4		126.7		110.2
Other	(2.8)		(1.4)		(7.5)		(5.5)

Operating income before interest expense and income taxes	86.4		107.2		273.6		290.5
Interest expense on debt	(16.3)		(16.6)		(48.9)		(48.7)

Operating income before income taxes	70.1	$1.56	90.6	$2.03	224.7	$5.01	241.8	$5.38
Income tax expense on operating income	(22.4)	(0.50)	(29.7)	(0.67)	(71.6)	(1.60)	(74.2)	(1.65)

Operating income	47.7	1.06	60.9	1.36	153.1	3.41	167.6	3.73
Net realized investment gains	4.9	0.11	1.0	0.02	31.5	0.70	22.8	0.51
Non-operating items	2.4	0.05	(0.6)	(0.01)	7.6	0.18	(9.6)	(0.21)

Income from continuing operations, net of taxes	55.0	1.22	61.3	1.37	192.2	4.29	180.8	4.03
Net loss from discontinued operations, net of taxes	(0.1)	—	—	—	(0.1)	(0.01)	0.1	—

Net income	$54.9	$1.22	$61.3	$1.37	$192.1	$4.28	$180.9	$4.03

Weighted average shares outstanding		44.9		44.6		44.9		44.9

Forward-Looking Statements and Non-GAAP Financial Measures

Forward-looking statements

Certain statements in this release or in the above-referenced conference call may be forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Use of the words “believes,” “anticipates,” “expects,” “projections,” “forecast”, “outlook,” “should,” “could,” “confident,” “plan,” “guidance,” “on track to” and similar expressions is intended to identify forward-looking statements. The company cautions investors that any such forward-looking statements are estimates or projections that involve significant judgment and that neither historical results and trends nor forward-looking statements are guarantees or necessarily indicative of future performance. Actual results could differ materially.

In particular, statements in this press release or in such conference call regarding underlying improvement and underlying earnings power and the ability to achieve our financial goals (including 2014 earnings guidance) and top quartile financial performance, positive growth momentum in Personal Lines, overall pricing trends, and our ability to achieve our financial targets, and statements in the above-referenced conference call regarding expectations for operating income per share, combined ratio, including with respect to expectations for future reserve development and catastrophe ratio expectations for the remainder of 2014, the ability to deliver on strategic and financial goals to improve the combined ratio, and achieve growth and ROE targets, new business growth, optimizing our business mix, positive momentum shift in Personal Lines growth, new business and retention trends, particularly in regards to the traction established through the launch of the Platinum product and the product’s potential to lead to better account persistency, lower price elasticity and margin enhancement, our ability to gain overall market share, and in particular, our ability to leverage our strategic advantage to grow profitability and gain market share in the Personal Lines business given the increased competition in the marketplace, the ability to achieve rate increases in classes of commercial business designated as small, middle or large, maintain or improve ex-catastrophe accident year loss and expense ratios, particularly due to our pricing initiatives and underwriting focus, “stickiness” in small commercial accounts, which shield us from excess market capacity, our confidence in continuing re-underwriting efforts and rate actions, particularly in commercial auto, future rate and pricing levels (including whether they will exceed loss costs), structural advantages embedded in our business strategy and their impact on future success, meaningful growth potential with best-performing agents, the potential impact of capital actions and business investments, financial strength, the impact of product, account-based and geographic mix changes on future profitability, earnings consistency or volatility, margin improvement, expectations for our legacy surety business, production indicators in specialty lines, including achieving rate in excess of loss trends, pace of growth and retention, and the business’ ability to continue to provide consistent value for our franchise, the impact of various agency and exposure management actions on net premiums written, expectations for premium levels, and future growth, including expected continued growth in Personal Lines and its impact on the Personal Lines expense ratio, remaining on track to achieve improvement in Commercial Lines expense ratio for 2014, catastrophes losses and exposure in certain geographic areas, effective tax rates, weighted shares outstanding, returns on equity, the ability to improve investment yields, changes to the overall investment strategy to offset pressure from the interest rate environment, our ability to capitalize on market disruption, the impact of foreign currency fluctuations, and statements regarding expected financial results, combined ratio, premium growth and profitability of Chaucer Holdings plc (“Chaucer”), the ability to manage market headwinds and our ability to find attractive market opportunities related to Chaucer’s business, are all forward-looking statements.

Investors should consider the risks and uncertainties in the company’s business that may affect such estimates and future performance, including (i) the inherent difficulties in arriving at such estimates, particularly with respect to current accident year results and loss reserve development or with respect to lines of business which are more volatile, or with respect to which historical losses are less predictive of future losses, or “longer tail” products, or, with respect to Chaucer, reported premium; (ii) the complexity of estimating losses from large catastrophe events or with respect to emerging issues where circumstances may delay reporting of the existence, nature or extent of losses or where “demand surge,” regulatory assessments, litigation, coverage and technical complexities or other factors may significantly impact the ultimate amount of such losses; (iii) the difficulties of estimating the impact of the current financial and economic environment on rates, investment income, foreign exchange rates, which affect Chaucer’s business and reported results, the investment portfolio and capital, product demand, losses and competitor actions; (iv) the uncertainties of future rating agency requirements, which could affect the company as well as the company’s investment portfolio; (v) inherent volatility with respect to certain businesses, as a result of man-made or natural catastrophes or otherwise; (vi) the impact of the evolving regulatory and legal environment (including the pending expiration of the federal terrorism reinsurance program); and (vii) the inherent uncertainties of predicting future loss and pricing trends.

Investors are directed to consider the risks and uncertainties in the company’s business that may affect future performance (which includes re-estimations of current or past performance) and that are discussed in readily available documents, including the company’s annual report and other documents filed by The Hanover with the Securities and Exchange Commission (“SEC”) and which are also available at www.hanover.com under “About Us - Investors.” These uncertainties include the possibility of adverse catastrophe experiences (including terrorism) and severe weather; the uncertainty in estimating weather-related losses, and property and casualty losses (particularly with respect to products with longer tails or involving emerging issues and with respect to losses incurred as the result of new lines of business or reinsurance contracts and reinsurance recoverables); litigation and the possibility of adverse judicial decisions, including those which expand policy coverage beyond its intended scope; the ability to increase or maintain certain property and casualty insurance rates; the impact of new product introductions and expansion in new geographic areas; the impact of future acquisitions; adverse loss and loss adjustment expense development from prior years and adverse trends in mortality and morbidity and medical costs; changes in frequency and loss trends; the ability to increase renewal rates and new property and casualty policy counts; investment impairments (which may be affected by, among other things, the company’s ability and willingness to hold investment assets until they recover in value) and currency, credit and interest rate risk; the impact of competition and consolidation in the industry and among agents and brokers; the economic environment; adverse state, federal and, with respect to Chaucer, international legislation or regulation or regulatory actions affecting Chaucer or the Society and Corporation of Lloyd’s, including the impact of various sanctions regimes which present regulatory risk and impact business opportunities; financial ratings actions; uncertainties in estimating indemnification liabilities recorded in conjunction with obligations undertaken in connection with the sale of various businesses; and uncertainties in general economic conditions (including inflation, particularly in various sectors such as healthcare) and in investment and financial markets, which, among other things, could result in increased impairments of fixed income investments, reductions in market values as the result of increases in interest rates, and the inability to collect from reinsurers and the performance of the discontinued and run-off voluntary pools.

Non-GAAP financial measures

As discussed on page 44 of the 2013 Annual Report, The Hanover uses non-GAAP financial measures as important measures of its operating performance, including operating income, operating income before interest expense and taxes, operating income per share, and measures of operating income and loss ratios excluding catastrophe losses and reserve development. Operating income and operating income per share are non-GAAP measures. They are defined as net income excluding the after-tax impact of net realized investment gains (losses) (including gains and losses on certain derivative instruments), gains and losses from the repayment of the company’s debt, other non-operating items, and results from discontinued operations, and, in the case of “operating income per share,” divided by the average number of diluted shares of common stock. The definition of other financial measures and terms can be found in the 2013 Annual Report on pages 81-83.

Net realized investment gains and losses (including gains or losses on certain derivative instruments) are excluded for purposes of presenting operating income since they are largely determined by interest rates, financial markets and the timing of sales. Operating income also excludes net gains and losses on disposals of businesses, discontinued operations, restructuring costs, extraordinary items, the cumulative effect of accounting changes and certain other items. Operating income is the sum of the segment income from: Commercial Lines, Personal Lines, Chaucer and Other, after interest expense and taxes. Operating income may also be presented as “operating income before taxes”, which is operating income before interest expense and taxes. The Hanover believes that measures of operating income provide investors with a valuable measure of the performance of the company’s ongoing businesses because they highlight the portion of net income (losses) attributable to the core operations of the business.

The Hanover also provides measures of operating income and loss and combined ratios that exclude the effects of catastrophe losses. A catastrophe is a severe loss, resulting from natural or manmade events, including risks such as fire, hurricane, earthquake, windstorm, explosion, terrorism or other similar events. Each catastrophe has unique characteristics. Catastrophes are not predictable as to timing or loss amount in advance. The Hanover believes that a discussion of the effect of catastrophes is meaningful for investors to understand the variability of periodic earnings and loss and combined ratios.

Reserve development, which can be favorable or unfavorable, represents changes in the company’s estimate of the costs to resolve claims from prior years. The company believes that a discussion of loss and combined ratios excluding reserve development is helpful to investors since it provides insight into both its estimate of current year accident results and the accuracy of prior-year estimates. Calendar year loss ratios determined in accordance with GAAP, excluding reserve development, are sometimes referred to as “accident-year loss ratios”.

Income from continuing operations is the most directly comparable GAAP measure for operating income (and operating income before taxes) and measures of operating income that exclude the effects of catastrophe losses or reserve development. Operating income and measures of operating income that exclude the effects of catastrophe losses or reserve development should not be construed as substitutes for income from continuing operations or net income determined in accordance with GAAP. A reconciliation of operating income to income from continuing operations and net income for the three and nine months ended September 30, 2014 and 2013 is set forth in the table on page 8 of this document and in the financial supplement.

Loss and combined ratios calculated in accordance with GAAP are the most directly comparable GAAP measures for loss and combined ratios calculated excluding the effects of catastrophe losses or reserve development. The presentation of loss and combined ratios calculated excluding the effects of catastrophe losses or reserve development should not be construed as a substitute for loss or combined ratios determined in accordance with GAAP.

Book value per share, excluding net unrealized gains and losses, is also a non-GAAP measure. It is calculated as total shareholders’ equity excluding the after-tax effect of unrealized investment gains and losses, divided by the number of common shares outstanding.

About The Hanover

The Hanover Insurance Group, Inc., based in Worcester, Mass. is the holding company for several property and casualty insurance companies, which together constitute one of the largest insurance businesses in the United States. For more than 160 years, The Hanover has provided a wide range of property and casualty products and services to businesses, individuals, and families. The Hanover distributes its products through a select group of independent agents and brokers. Together with its agents, the company offers specialized coverages for small and mid-sized businesses as well as insurance protection for homes, automobiles, and other personal items. Through its international member company, Chaucer, The Hanover also underwrites business at Lloyd’s of London in several major insurance and reinsurance classes, including marine, property and energy. For more information, please visit hanover.com.

Contact Information

Investors:	Media:

Oksana Lukasheva	Michael F. Buckley

E-mail: olukasheva@hanover.com	E-mail: mibuckley@hanover.com

1-508-855-2063	1-508-855-3099

Definition of Reported Segments

Continuing operations include four operating segments: Commercial Lines, Personal Lines, Chaucer, and Other. The Commercial Lines segment offers a suite of products targeted at the small to mid-size business markets, which include commercial multiple peril, commercial automobile, workers’ compensation and other commercial coverages, such as specialty program business, inland marine, management and professional liability and surety. The Personal Lines segment markets automobile, homeowners and ancillary coverages to individuals and families. The Chaucer reporting segment represents THG’s international business written through Lloyd’s of London in several major insurance and reinsurance classes, including property, marine and aviation, energy, U.K. motor and casualty. The Other segment includes Opus Investment Management, Inc., which provides investment management services to institutions, pension funds and other organizations, the operations of the holding company, as well as a block of run-off voluntary pools business, in which we have not actively participated since 1995.

Footnotes

(1)	Operating income (loss) and operating income (loss) per diluted share are non-GAAP measures. Operating income before taxes, as referenced in the results of our three business segments, is defined as, with respect to such segment, operating income before taxes and interest expense. These measures are used throughout this document. The reconciliation of operating income and operating income per diluted share to the closest GAAP measures, income from continuing operations and income from continuing operations per diluted share, respectively, is provided on page 8 of this press release.

(2)	Operating income, before taxes, excluding catastrophes, is a non-GAAP measure. It is defined as operating income, before taxes and interest expense, excluding the impact of catastrophe losses.
(3)	Combined ratio, excluding catastrophes, is a non-GAAP measure. This measure and measures excluding prior-year reserve development (“accident-year” ratios) are used throughout this document. The combined ratio (which includes catastrophe losses and prior-year loss reserve development) is the closest GAAP measure.
(4)	This is a non-GAAP measure, which is equal to the combined ratio, excluding prior-year favorable reserve development and catastrophe losses. This measure also is used later in this document.
(5)	Here, and later in this document, the expense ratio is reduced by installment fee revenues for purposes of the ratio calculation.